Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

MECHANICAL TECHNOLOGY, INCORPORATED

(Pursuant to Section 805 of the Business Corporation Law)

Mechanical Technology, Incorporated, a New York corporation (the “Corporation”), hereby certifies as follows:

1.	The current name of the Corporation is “Mechanical Technology, Incorporated.”

2.         The certificate of incorporation of Mechanical Technology, Incorporated was filed by the Department of State of the State of New York on October 4, 1961.

3.         The certificate of incorporation, as amended and restated, is hereby further amended by the addition of a new paragraph (set forth below) under Article 4 effecting a reverse split:

“Immediately upon the filing of this Certificate of Amendment with the Department of State of the State of New York, each eight (8) shares of the issued shares of the Corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation (the “Reverse Split”). Following the Reverse Split, the 46,220,624 currently issued shares will be converted into 5,777,578 shares of Common Stock at a rate of eight (8) old shares for every one (1) new share, and the 28,779,376 unissued shares will be changed into 69,222,422 shares of common stock with $0.01 par value. The number of authorized shares will remain unchanged.”

4.         This Amendment was duly adopted in accordance with Section 803 of the Business Corporation Law of the State of New York by the Board of Directors of the Corporation at a meeting of the Board of Directors of the Corporation and by affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon at a meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed as of the 15th day of May, 2008, by its Secretary, Cynthia A. Scheuer, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

MECHANICAL TECHNOLOGY, INCORPORATED
By	/S/ CYNTHIA A. SCHEUER
Cynthia A. Scheuer
Secretary